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                                  EXHIBIT 99.1

             FITCH Ratings Reaffirms "BB" Rating of Rica Foods, Inc

              Rica Foods, Inc Appoints New Chief Financial Officer

Miami, Florida, November 20, 2002. Rica Foods, Inc (AMEX "RCF"), announced today that Fitch Ratings ("Fitch") announced that it "has affirmed the `BB' foreign currency and local currency ratings on Rica Foods Inc. ("Rica Foods") and Corporacion Pipasa's ("Pipasa") Senior Notes due 2005 and Corporacion As de Oros' ("As de Oros") Senior Notes due 2005, jointly and severally guaranteed by Rica Foods. Pipasa and As de Oros are subsidiaries of Rica Foods that operate in Costa Rica.

"The ratings were supported by Rica Foods' leading business position in poultry, animal feed and processed chicken products, vertically integrated operations, extensive distribution network, competitive cost structure and modern operations and facilities. Rica Foods is the leader in poultry and animal feed production and distribution in Costa Rica, with a 70% market share in broiler chicken and over 27% of the animal feed and pet food markets. The company also has an 8% market share in the domestic processed meats market. Rica Foods' strong business position and vertically integrated operations provide significant economies of scale and cost efficiencies. An extensive distribution network that includes a fleet of 260 delivery trucks supply products to Rica Foods' own chain of 81 urban and rural outlets located throughout the country, as well as to a large number of supermarkets and independent distributors.", Fitch said in its independent press release.

Furthermore, Rica announced that Mr. Nestor Solis, Interim Chief Financial Officer of Rica Foods, Inc ("Rica") successfully concluded his appointment. Ms. Gina Sequeira, Rica's current main accounting and financial reporting official has been appointed as Mr. Solis' replacement.

"I am very pleased with the results obtained during this year in which we regained our strength, as well as proud that Ms. Sequeira, my right hand during this process, will continue with Rica's proposed plans", Mr Nestor Solis said today.

"Ms Sequeira is the natural choice for this position. She has been with us since day one, and has proven to be a very important asset to our consolidation and reporting process. In a time where reporting accuracy and internal controls are vital to regulating agencies and shareholders, Gina is the perfect choice for continuing Rica's plans, Calixto Chaves, Chairman of Rica said today.

"With the dismissal with prejudice of the securities class action lawsuits filed early this year, and Fitch's ratification of our rating, the Company is poised for future growth in order to deliver shareholder value", said Gina Sequeira.

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This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For more complete information concerning factors that could affect the Company's results, reference is made to the Company's registration statements, reports, or other documents filed with the Securities and Exchange Commission.

For more information contact us at (305) 365-9694, or email to:
mmarenco@ricafoods.com.